Exhibit 16.1

January 8, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Colony Starwood Homes’ Form 8-K dated January 8, 2016, and have the following comments:

1.	We agree with the statements made in the third through sixth paragraphs of Item 4.01.

2.	We have no basis on which to agree or disagree with the statements made in the first and second paragraphs of Item 4.01.

Yours truly,

/s/ DELOITTE & TOUCHE LLP